UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported): August 7, 2012

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreements

On August 7, 2012, Monro Muffler Brake, Inc. (the “Company”) entered into Employment Agreements with its Chief Executive Officer, Robert G. Gross and its President, John W. Van Heel. Both agreements become effective on October 1, 2012. Under the terms of his five (5) year Agreement, Mr. Van Heel will become the Company’s Chief Executive Officer and President, effective October 1, 2012. Under the terms of his three (3) year Agreement, Mr. Gross will assume the role of Executive Chairman, effective October 1, 2012, and will render exclusive services to the Company on a part-time basis in the areas of investor relations, potential acquisitions and strategic planning.

Under his Agreement, Mr. Van Heel (i) will be paid a base salary of $550,000; (ii) will be eligible to earn a target annual bonus, pursuant to the terms of the Company’s Management Incentive Compensation Plan, equal to up to 150% of his base salary upon the achievement of certain predetermined corporate objectives and (iii) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. In addition, Mr. Van Heel is entitled to certain payments upon death, disability, a termination without Cause (as defined therein), a resignation by Mr. Van Heel for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Agreement. In addition, the Company’s Compensation Committee will award to Mr. Van Heel on October 1, 2012, a six (6) year option to purchase 300,000 shares of Common Stock, at an exercise price equal to the closing price of the Company’s stock on the date of the award. The option grant to Mr. Van Heel will vest equally over four (4) years, beginning October 1, 2013.

Under his Agreement, Mr. Gross (i) will be paid a base salary of $420,000; (ii) will be eligible to earn a target annual bonus, pursuant to the terms of the Company’s Management Incentive Compensation Plan, equal to up to 150% of his base salary upon the achievement of certain predetermined corporate objectives and (iii) will participate in the Company’s other incentive and welfare and benefit plans made available to executives. Mr. Gross will also receive a Non-Compete Payment (as defined therein) of $750,000, payable in five annual installments of $150,000, which payments will begin on October 1, 2012. To the extent the Company terminates the Agreement as a result of Mr. Gross’s violation of either the non-competition or non-solicitation provisions of the Agreement, then the Non-Compete Payment shall be forfeited and Mr. Gross will repay to the Company any installments thereof. Finally, Mr. Gross is entitled to certain payments upon death, disability, a termination without Cause (as defined therein), a resignation by Mr. Gross for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Agreement.

Copies of the Company’s Employment Agreements with Messrs. Van Heel and Gross are attached to this Current Report as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (“Annual Meeting”) of Monro Muffler Brake, Inc. (the “Company”) was held on August 7, 2012. At the Annual Meeting, the Company’s shareholders voted on each of the matters described below. Approximately 29,713,914 shares (representing 96% of total shares outstanding and entitled to vote) were present at the Annual Meeting either in person or by proxy.

1. The Company’s shareholders elected five directors to Class 1 of the Board of Directors to serve a two-year term, until their successors have been elected and qualified at the 2014 annual meeting of shareholders. The number of shares that (i) voted for the election of each director and (ii) withheld authority to vote for each director, as well as the number of broker non-votes, are set forth in the table below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Richard A. Berenson	27,233,018	301,122	2,179,774

Donald Glickman	24,401,978	3,132,162	2,179,774

John W. Van Heel	26,986,671	547,469	2,179,774

James R. Wilen	27,325,455	208,685	2,179,774

Elizabeth A. Wolszon	25,501,291	2,032,849	2,179,774

2. The Company’s shareholders approved the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 45,000,000 to 65,000,000. The number of shares voted for, against or abstained from voting for the amendment of the Company’s Certificate of Incorporation and the number of broker non-votes, are set forth in the table below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
28,526,268	1,178,442	5,631	3,573

3 The Company’s shareholders voted for approval of an advisory resolution regarding executive compensation. The number of shares that voted for, against or abstained from voting for executive compensation and the number of broker non-votes are set forth in the table below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
26,981,318	456,364	96,458	2,179,774

4. The Company’s shareholders ratified the re-appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2013. The number of shares that voted for, against or abstained from voting for the ratification of the selection of PricewaterhouseCoopers, LLP are summarized in the table below.

Votes For	Votes Against	Abstentions
29,117,660	595,733	521

Item 8.01 Voluntary Disclosure of Other Events

On August 7, 2012, the Board of Directors declared a quarterly cash dividend of $.10 per share for the second quarter of the Company’s 2013 fiscal year, ending March 30, 20. The dividend will be payable on September 20, 2012 to shareholders of record as of September 10, 2012, including shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

August 9, 2012	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President – Finance, Treasurer,
Chief Financial Officer and Secretary